STERN & CO.

                    MEDIA COMMUNICATIONS - INVESTOR RELATIONS
                     551 Madison Avenue, New York, NY 10022
                     Tel: (212) 888-0044 Fax: (212) 758-8994
                     World Wide Web: http://www.sternco.com

FROM:  STERN & COMPANY                          CONTACT: Jeffrey Goldberger
                                                         (212) 888-0044

                                                FOR IMMEDIATE RELEASE

FOR:     ALLIANCE ENTERTAINMENT CORP.           CONTACT: Timothy Dahltorp - CFO
         110 East 59th Street, 18th Floor                (212) 935-6662
         New York, NY  10022

                 ALLIANCE ENTERTAINMENT REPORTS BANK DEFAULT

NEW YORK, July 1, 1997 -- Alliance Entertainment Corp. (NYSE: CDS) today reported that it was in default under its credit agreement as a result of its failure to make a required amortization payment of $2 million and had additionally failed to satisfy a financial covenant requiring the Company to raise $35 million of equity prior to July 1, 1997. Under the terms of its credit agreement, the Company's banks have the right to accelerate the maturity of approximately $190 million of outstanding indebtedness. While the Company has not received a waiver from the banks with respect to the Company's default, the Company is continuing its discussions with its banks and does not believe that the banks have a present intention to accelerate the outstanding indebtedness. The Company is currently considering all of its options including one or a combination of certain financing proposals with third parties but no assurance can be given that the Company will be successful in obtaining additional financing or, in the event that such financing is obtained, that the Company will receive necessary waivers from its banks.

Additionally, the Company reported that today, in light of the default under its credit agreement, it believed that it is highly unlikely that the Company would be permitted by its banks to make an interest payment due and payable on July 15, 1997 with respect to the Company's $125 million of 11.25% Senior Subordinated Debentures.

This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for the current fiscal year and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

Alliance Entertainment Corp. is a fully integrated independent music company which creates, markets and distributes its proprietary content rights consisting of both new artist and catalog product in several genres. It is also the largest domestic full service distributor of pre-recorded music and music related products through traditional as well as emerging retail channels.

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